Exhibit 99.1

From: David Harvey, Chairman	For questions contact: Kirk A. Richter, Treasurer (314) 286-8004

FOR IMMEDIATE RELEASE

November 14, 2006

SIGMA-ALDRICH ELECTS STEVEN M. PAUL AS DIRECTOR

ST. LOUIS, MISSOURI — At a meeting held today, the Board of Directors of Sigma-Aldrich Corporation elected Steven M. Paul, M.D. as a Director of the Company.

Dr. Paul (age 56) is Executive Vice President for Science and Technology and President of the Lilly Research Laboratories of Eli Lilly and Company (NYSE: LLY), a $15 billion pharmaceutical company based in Indianapolis, Indiana.

Prior to assuming his current position, Dr. Paul served as Scientific Director of the National Institute of Mental Health in Bethesda, Maryland.

In announcing the election, David Harvey, Chairman of Sigma-Aldrich, said, “We are extremely pleased to have Steven Paul join our Board. His scientific background and broad business insights will help Sigma-Aldrich in its efforts to enhance an already strong leadership position in Life Science and High Technology.”

About Sigma-Aldrich: Sigma-Aldrich is a leading Life Science and High Technology company. Our biochemical and organic chemical products and kits are used in scientific and genomic research, biotechnology, pharmaceutical development, the diagnosis of disease and as key components in pharmaceutical and other high technology manufacturing. We have customers in life science companies, university and government institutions, hospitals and in industry. Over one million scientists and technologists use our products. Sigma-Aldrich operates in 35 countries and has 7,200 employees providing excellent service worldwide. We are committed to accelerating Customers’ success through leadership in Life Science, High Technology and Service. For more information about Sigma-Aldrich, please visit our award-winning web site at www.sigma-aldrich.com.